Exhibit 107
Calculation of Filing Fee Table
Form
S-8
(Form Type)
Whirlpool Corporation
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $1.00 per share	Rule 457(c) and (h)	3,277,000	$77.83	$255,048,910	0.0001531	$39,047.99

Total Offering Amounts					$255,048,910		$39,047.99

Total Fee Offsets							—

Net Fee Due							$39,047.99

(1)
The Registration Statement on Form
S-8
(the “Registration Statement”) covers 3,277,000 shares of common stock, par value $1.00 per share, of Whirlpool Corporation, which represent shares of common stock reserved and available for delivery with respect to awards under the Whirlpool Corporation 2023 Omnibus Stock and Incentive Plan (the “2023 Amended Plan”).

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall also cover any additional shares of common stock which become issuable under the 2023 Amended Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act based on the average of the high and low sales prices per share of the registrant’s common stock as reported on the New York Stock Exchange on April 17, 2025.